Exhibit 10.12

OWENS & MINOR, INC.

BOARD OF DIRECTORS

February 1, 2012

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

RESOLVED, that upon the recommendation of the Compensation & Benefits Committee, the Owens & Minor, Inc. Supplemental Executive Retirement Plan (the “Plan”) is hereby amended in the following respects:

FIRST: The Plan is amended to end the accrual of additional benefits by amending the definition of “Final Average Pay” so that each Participant’s Final Average Pay will be the amount determined under the Plan as of March 31, 2012.

SECOND: The Plan is amended to freeze the benefit offset amounts to the amount determined for each Participant as of March 31, 2012.

THIRD: The Plan is amended to provide that a Participant will vest in his or her benefit under the Plan if he or she is terminated without Cause.

FOURTH: The Plan is amended to provide that the vested Plan benefit of a Participant who separates from service before his or her Early Retirement Date and Normal Retirement Date will be payable on the earlier of what would have been the Participant’s Early Retirement Date or Normal Retirement Date if he or she had remained employed.

FURTHER RESOLVED, that the appropriate officers are hereby authorized and directed to take such actions and to execute such documents as may be necessary or desirable to implement the foregoing resolution, all without the necessity of further action by this Board.